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Jenny Craig, Inc.

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Filed by Jenny Craig, Inc.
Pursuant to Rule 14a-12
under the Securities Exchange Act of 1934

Subject Company: Jenny Craig, Inc.
Commission File No. 001-10887

On January 28, 2002, Jenny Craig, Inc., a Delaware corporation, issued the following press release:

JENNY CRAIG TO BE ACQUIRED BY ACI CAPITAL &
DB CAPITAL PARTNERS

Existing Management Will Continue to Lead Company

La Jolla, Calif. – Jan. 28, 2002 — Jenny Craig, Inc. (OTC Bulletin Board: JCGI) announced today that it has entered into a definitive merger agreement providing for the acquisition of Jenny Craig by an investor group led by ACI Capital Co., Inc., a private investment firm. DB Capital Partners, the private equity arm of Deutsche Bank, is ACI Capital’s partner in the transaction. The investor group will also include Sid and Jenny Craig. The merger agreement calls for each Jenny Craig stockholder to receive $5.30 per share in cash, which represents a premium of approximately 68% to Jenny Craig’s January 25, 2002 closing price of $3.15. Based on the $5.30 price per share, the transaction is valued at approximately $115 million.

Completion of the transaction is subject to customary closing conditions, including approval by the stockholders of Jenny Craig, the securing of regulatory approvals and the receipt of financing. The purchaser has received a senior debt financing commitment from Ableco Finance and commitments from ACI Capital and DB Capital to provide equity and debt capital. The Craigs have also agreed to contribute a portion of their holdings of Jenny Craig stock with a value, based on the $5.30 per share merger price, of $4 million for stock in the acquisition vehicle. In addition, the Craigs and certain of their affiliated entities have agreed to vote their current shareholdings of approximately 67% of the Company’s stock in favor of the transaction, subject to the terms and conditions of their voting agreement with the purchaser. The transaction is expected to close in the second quarter of 2002.

Jenny Craig is one of the largest weight management firms worldwide with 652 centers in the United States, Canada and abroad. Founded in 1983, the Company offers a comprehensive weight management program that helps clients learn how to eat the foods they want, increase their energy level through simple activity and build more balance in their lives for optimal weight loss and well-being. The program combines personal, one-on-one consultations at Jenny Craig Centres with nutritionally balanced menu plans. During the four quarters ended September 30, 2001, the Company generated $291 million in sales.

“ACI Capital and DB Capital have long histories of backing management and investing in growing companies, and we are delighted to be entering into this agreement with them,” said Sid Craig, who, with his wife, Jenny Craig, co-founded the Company. “This transaction is good news for our shareholders, clients and employees,” he continued. “Shareholders benefit by receiving a premium of 68% above the recent share price. Clients and employees will benefit as we continue to grow our business through investment and expansion.”

Kevin Penn, a Managing Director of ACI Capital, stated, “We are excited to have the opportunity to invest in one of the dominant global weight management businesses. Jenny Craig is led by a talented management team, and its focus on individual counseling and portion control has resulted in a unique franchise. We look forward to working with management to grow the company’s core business.” Added Robert Sharp, a Managing Director of DB Capital, “Our investment in Jenny Craig represents the execution of DB Capital’s portfolio strategy of investing in growth-oriented companies that have strong brand equity, an experienced management team and a solid customer base.”

Jenny Craig will keep its headquarters in Southern California and the current management team will continue to operate the Company post-transaction. In addition, Jenny and Sid Craig, the Company’s founders, will remain involved with the Company and Sid Craig, currently Chairman and CEO, will continue to serve on the Company’s Board. Kent Kreh, former Chief Executive Officer of Weight Watchers International, will join the Company as Chairman of the Board. Also joining the Board will be Matthew Bronfman, a Managing Director of ACI Capital, and Richard E. Wenz, a Consulting Partner of DB Capital and former President of Safety 1st.

“Jenny Craig has an attractive core business,” stated Kent Kreh, “including a team of experienced, motivated counselors and one of the top two brands in the industry. I’m pleased to have the chance to work with the Company going forward.”

The Company’s Board of Directors (other than Sid Craig and Jenny Craig, who did not vote on the transaction) unanimously approved the transaction following receipt of the unanimous recommendation of a Special Committee comprised of independent directors of the Company and a fairness opinion from Houlihan Lokey Howard & Zukin Financial Advisors, Inc. that the merger consideration is fair to Jenny Craig’s stockholders (other than the Craigs and their affiliates) from a financial point of view. While the merger agreement prohibits Jenny Craig from soliciting competing proposals, it has 60 days to accept a superior proposal, subject to payment of a breakup fee amount of $4.875 million and certain other conditions. Koffler & Company, an investment banking firm headquartered in Los Angeles, acted as financial advisor to Jenny Craig, and Houlihan Lokey acted as financial advisor to the Special Committee. Jenny Craig is being represented by Proskauer Rose LLP, the Special Committee by Latham & Watkins, ACI Capital by Weil, Gotshal & Manges LLP, and DB Capital by Gibson, Dunn & Crutcher LLP.

About Jenny Craig

Founded in 1983, Jenny Craig, Inc. is one of the largest weight management service companies in the world. The Company offers a comprehensive weight management program that helps clients learn how to eat the foods they want, increase their energy level through simple activity, and build more balance in their lives for optimal weight loss and well-being. The program includes personal, one-on-one consultations at Jenny Craig Centres, with menu plans that are nutritionally balanced according to the recommendations of the USDA Food Guide Pyramid and the U.S. Dietary Guidelines. Jenny Craig Centres are located in the United States, Canada, Australia, New Zealand,

and Puerto Rico. At December 31, 2001, the Company owned 542 Centres with an additional 110 Centres owned by franchisees, bringing the total number of Centres in operation to 652. For more information, please visit www.jennycraig.com.

About ACI Capital Co., Inc.

ACI Capital is a private investment firm with over 40 years of history leading middle-market management buyouts and growth capital investments across a broad spectrum of industries throughout North America. ACI Capital is an active partner with management in building the value of its companies. For more information, please visit www.acicapital.com.

About DB Capital Partners, Inc.

DB Capital Partners is the private equity arm of Deutsche Bank AG. With over 150 investment professionals operating out of offices in the Americas, Europe, Asia and Australia, DB Capital Partners is a leading manager of private equity assets. Drawing upon the substantial global resources of Deutsche Bank, DB Capital Partners invests in all manner of financial transactions globally including growth financings, recapitalizations, leveraged buyouts, mezzanine financings, venture investing and primary and secondary funds. For more information, please visit www.dbcapitalpartners.com.

About Deutsche Bank

With assets of almost 1 trillion Euro and over 97,000 employees, Deutsche Bank offers its clients unparalleled financial services throughout the world in over 70 countries. It ranks among the leaders in asset management, capital markets, corporate finance, custody, cash management and private banking. For more information, please visit www.deutsche-bank.com.

The Company will file a report on form 8-K with the Securities and Exchange Commission regarding the proposed transaction, which will include a copy of the merger agreement and certain related documents.

This press release includes forward-looking statements about the Company’s revenues, costs, earnings, margins and other future plans and objectives. Any such statements are subject to risks and uncertainties that could cause the actual results to vary materially from the results discussed in the forward-looking statements. Among the factors that could cause actual results to differ materially are: increased competition; technological and scientific developments, including appetite suppressants and other drugs which can be used in weight loss programs; increases in cost of food or services; lack of market acceptance of additional products and services; legislative and regulatory restrictions; effectiveness of marketing and advertising programs; prevailing domestic and foreign economic conditions; and the risk factors set forth from time to time in the Company’s annual reports and other reports and filings with the SEC.

ADDITIONAL INFORMATION

The Company will file a proxy statement and other relevant documents concerning the proposed merger with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THIS PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the documents free of charge at the web site maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by the Company free of charge by requesting them in writing from Jenny Craig, Inc., 11355 North Torrey Pines Road, La Jolla, California 92037, Attention: Corporate Secretary, or by telephone at (858) 812-7000.

The Company, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the merger. Information about the directors and executive officers of the Company and their ownership of Company shares is set forth in the proxy statement for the Company’s 2001 annual meeting of stockholders, filed with the SEC on October 11, 2001. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement when it becomes available.